Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Tri-State 1st Banc, Inc. with and into Farmers National Banc Corp. and to the reference to our firm’s name under the captions “Summary—Opinion of TSOH’s Financial Advisor,” “The Merger—Background of the Merger,” “—TSOH’s Reasons for the Merger,” “—Opinion of Boenning & Scattergood, Inc.,” and “The Merger Agreement—Covenants and Agreements” in such Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

/s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

July 17, 2015